Exhibit 99.1

[TRIMERIS, INC. LETTERHEAD]

Contact:

Andrew Graham

Director of Finance

Trimeris, Inc.

919-419-6050

Trimeris Reports 2005 FUZEON Sales Results

    Global sales exceed $200 million

MORRISVILLE, N.C. -- January 31, 2006 -- Trimeris, Inc. (Nasdaq: TRMS) today announced worldwide net sales of FUZEON for the year were $208.2 million, up 54 percent from $135.2 million for 2004. Net sales of FUZEON in the U.S. and Canada for the year were $112.7 million, up 32 percent from $85.7 million for 2004. Net sales of FUZEON outside the U.S. and Canada for the year were $95.5 million, up 93 percent from $49.5 million for 2004. All sales of FUZEON are recorded by F. Hoffmann-La Roche Ltd., ("Roche"), Trimeris' collaborative partner.

On a quarterly basis, worldwide net sales of FUZEON were $62.9 million, up 58 percent from $39.8 million in the fourth quarter of 2004. Net sales of FUZEON in the U.S. and Canada were $35.8 million, up 48 percent from $24.2 million in the fourth quarter of 2004. Net sales of FUZEON outside the U.S. and Canada were $27.1 million, up 73 percent from $15.6 million in the fourth quarter of 2004.

"We are proud to have surpassed the $200 million mark for a product that is in its second full year from launch. These results were driven by several factors including, the growing acceptance of FUZEON as a core component of highly suppressive HIV therapy, synergy with new agents and the success of ongoing patient support programs. We are also very pleased to report that sales in North America were consistent with the guidance issued in early 2005," said Steven D. Skolsky, Chief Executive Officer of Trimeris.

2006 U.S and Canada FUZEON Sales Guidance

FUZEON sales in the U.S. and Canada are expected to range from $140 million to $150 million, up 24 to 33 percent from 2005.

A live webcast of our FUZEON sales conference call on January 31, 2006 at 4:15 p.m. Eastern Time will be available at http://www.trimeris.com.

The release of complete financial results will take place in early March 2006.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 11, 2005 and its periodic reports filed with the SEC.

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